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FORM 4
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                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / CHECK BOX IF NO
    LONGER SUBJECT TO         Filed pursuant to Section 16(a) of the Securities
    SECTION 16. FORM 4            Exchange Act of 1934, Section 17(a) of the
    OR FORM 5 OBLIGATIONS         Public Utility Holding Company Act of 1935
    MAY CONTINUE. SEE              or Section 30(f) of the Investment Company
    INSTRUCTION 1(b).                           Act of 1940

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
    Hudson      Harris        W.                  NationsRent, Inc. ("NRI")                       Issuer (Check all applicable)
---------------------------------------------  ----------------------------------------------    X  Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS Identification      4. Statement for      ----              ---
    110 S.E. 6th Street, 28th Floor               Number of Reporting        Month/Year             Officer (give    Other (Specify
---------------------------------------------     Person, if an Entity        12/98             ----        title ---       below)
                 (Street)                         (Voluntary)             ------------------                below)
    Fort Lauderdale, FL          33309                                    5. If Amendment,
---------------------------------------------                                Date of Original --------------------------------------
  (City)           (State)           (Zip)                                   (Month/Year)
                                                                                 --          7. Individual or Joint/Group Filing
                                                                          ------------------    (Check applicable line)
                                                                                                 X    Form filed by one
                                                                                                ----  Reporting Person
                                                                                                      Form filed by more than
                                                                                                ----  one Reporting Person
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/     ---------------------------------------                          Indirect       Owner-
                                   Year)    Code    V       Amount   (A) or   Price                          (I)            ship
                                                                     (D)                                     (Instr. 4)     (Instr.
                                                                                                                            4)

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Common Stock                     12/30/98   J(1)   V    463,650 shs.  D        --          250,000 shs.         (D)          N/A
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Common Stock                     12/30/98   J(1)   V    463,650 shs.  A        --          463,650 shs.         (I)          (2)
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Common Stock                       --       --     --    --           --       --          250,000 shs.         (I)          (3)
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*If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

                                                      (Print or Type Response)



FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          or Disposed      (Month/Day/                           Secur-
                             ative        Year)                  of (D)           Year)                                 ity
                             Security                            (Instr. 3,                                             (Instr. 5)
                                                                 4, and 5)     -----------------------------------
                                                                               Date    Expira-            Amount or
                                                  ---------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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Options                      $8.00/sh.    --          --         --      --    immed.  8/6/08  Common Stock  50,000 shs.     --
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1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

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Options                         50,000                     (D)                          N/A
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Explanation of Responses: (1) The transaction represents a transfer from the reporting person to
                              Harris W. Hudson Limited Partnership, resulting only in a change in the nature of the reporting person's beneficial ownership of the transferred shares from direct beneficial ownership to indirect beneficial ownership through the limited partnership as described in footnote 2 below.
                          (2) These shares of Common Stock are held by Harris W. Hudson Limited Partnership of which the sole general partner is Harris W. Hudson, Inc. and the sole limited partner is the reporting person. The reporting person is the sole stockholder of Harris W. Hudson, Inc.
                          (3) Mr. Hudson disclaims beneficial ownership of these shares which are directly owned by his wife.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.  /s/ Harris W. Hudson           1/11/99
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                               ------------------------------- -------
                                                                                          **Signature of Reporting Person   Date
                                                                                            Harris W. Hudson

Note. File three copies of this form, one of which must be manually signed.                                               Page 2
  If space provided is insufficient, see Instruction 6 for procedure.
